Exhibit 8.1

March 23, 2011

Gerdau S.A.

Av. Farrapos, 1811

Porto Alegre, RS, Brazil

Registration Statement on Form F-3

Ladies and Gentlemen:

1.             We have acted as Brazilian counsel to Gerdau S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”), in connection with the filing by the Company of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Company’s registration of Preferred Shares and American Depositary Shares (such shares referred to herein as the “Shares”), as set forth in the prospectus contained in the Registration Statement and the related prospectus supplement being filed on the date hereof (the “Prospectus Supplement”).

2.             We are qualified to practice law in the Federative Republic of Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of the Brazilian Tax Code, as amended (the “Code”), the Brazilian regulations, administrative announcements and rulings and court decisions, all as of the date of this letter. Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

3.             We confirm that we have reviewed the information in the Prospectus Supplement under the caption “Taxation — Material Brazilian Tax Considerations” and that, in our opinion, the statements of law included therein, insofar as they relate to the Brazilian tax consequences currently applicable to non-Brazilian holders, address the material tax consequences of the ownership and disposition of the preferred shares and the American depositary shares. In rendering this opinion, we expressly incorporate in this opinion the statements set forth under the caption “Taxation — Material Brazilian Tax Considerations” in the Prospectus Supplement, including the limitations on the matters covered by that section set forth therein. Our opinion expressed in this paragraph is limited to the federal laws of Brazil and is based upon existing provisions of federal laws and regulations, the regulations of the Federal Revenue Department (Receita Federal do Brasil) thereunder and administrative and judicial interpretations thereof, including existing public interpretations thereof of the Federal Revenue Department, the Federal Attorney for Revenues (Procuradoria Geral da Fazenda Nacional) as of the date hereof, all of which are subject to subsequent, different interpretations and applications with effect from the date of effectiveness of the underlying laws and regulations.

BELO HORIZONTE	BRASÍLIA	RIO DE JANEIRO	SÃO PAULO
Rua Sergipe, 925 - 8° andar	Setor Comercial Sul, Qd 1, BI. F,	Av. Almirante Barroso, 52	Av. Pres. Juscelino Kubitschek,
Savassi | 30130-170	nº 30 – 7º andar | 70397-900	31º andar | 20031-000	1455 – 10° andar | 04543-011
t. +55 31 3326-9200	t. +55 61 3218-0300	t. + 55 21 3824-5800	t. + 55 11 2179-4600
f. + 55 31 3326-9250	f. +55 61 3218-0315	f. + 55 21 2262-5536	f. + 55 11 2179-4597

4.             We are furnishing this opinion letter to you in connection with the filing of the Prospectus Supplement. This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Prospectus Supplement or the transactions or documents referred to therein.

5.             We hereby consent to the use of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

6.             This opinion is dated as of today and we disclaim any responsibility to advise with respect to any development, modification or circumstance of any kind, including any change of law or fact, which may occur after the date of this opinion letter, even though such development modification or circumstance may affect the legal analysis, legal conclusion or any other matter set forth in or relation to this opinion letter.

7.             We also disclaim any responsibility to advise with respect to any development, modification or circumstance of any kind involving the Transactional Documents, even though such development, modification or circumstance may affect the legal analysis, legal conclusion or any other matter set forth in or relation to this opinion letter.

8.             This opinion may not be relied upon by any other person, whether natural person, legal entity or government body, nor may it be used for any purpose other than that stated herein, or quoted or referred to in any public document, or in any other way made public or released to any third party, without our prior written consent.

9.             This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Very truly yours,

/s/ Barbosa, Müssnich & Aragão
Barbosa, Müssnich & Aragão - Advogados